Exhibit 99.2

FIRST QUARTER 2025
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS FIRST QUARTER 2025 RESULTS

FIRST QUARTER 2025 HIGHLIGHTS

GAAP Net Revenues Increased 12% to $814M

GAAP Operating Margin of 6.9%, Adjusted Operating Margin of 7.0%

GAAP Operating Income of $56M, Adjusted Operating Income of $57M

EBITDA Margin of 12.7%, Adjusted EBITDA Margin of 13.1%

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

There are no adjustments to GAAP net revenues or GAAP gross margin presented in this press release.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS

Our industry leading growth continued into fiscal 2025 as revenue increased 12% in the first quarter despite the polarizing impact of tariff uncertainty and the worst housing market in almost 50 years. Both adjusted operating margin of 7.0% and adjusted EBITDA margin of 13.1% were at the high end of our expectations, and we achieved positive free cash flow of $34 million in the quarter.

The substantial investments to elevate and expand our product and platform have resulted in significant share gains and strategic separation, positioning the RH brand for continued growth over the next decade.

We continue to be pleased with the second year demand trends at RH England, with the Gallery up 47% in the first quarter, and online demand up 44%. Current demand trends indicate the Gallery will now reach approximately $37 to $39 million of demand in 2025, its second full fiscal year, with the online demand reaching approximately $8 million.

To put those results in perspective, if an RH Gallery in the English Countryside, with an estimated population of 100,000 in a 10 mile radius 2 hours outside of London can generate $46 million of total demand in its second full fiscal year, what can an RH Gallery in the center of Mayfair, the most exclusive shopping district in London with a population of 9.7 million do in its second full fiscal year? We believe exponentially more.

While many questioned the decision to open our first RH Gallery in such a remote location, believing it would fail, what they failed to understand is the value of doing something so extraordinary and remarkable that it breaks through the clutter and creates a conversation that is authentic and uniquely our own. We’ve learned during our journey at RH that when we’ve done extraordinary and remarkable work, we’ve always figured out a way to monetize it, and we’ve also learned that it’s hard to monetize ordinary and unremarkable.

We are also pleased to report that our business in Europe continues to accelerate, with demand growth of 60% in the first quarter across two comparable Galleries, RH Munich and RH Dusseldorf. We are also pleased with the continued demand acceleration in our non-comparable Galleries, RH Brussels and RH Madrid.

Last week our leadership team traveled to RH England, RH Madrid and, the soon to open, RH Paris. While there we met with our teams from all five Galleries, listening and learning as they identified opportunities that we both believe could double our current business over the next couple of years.

1	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

We believe RH Paris, The Gallery on the Champs Élysées, will be our most elegant and inspiring Gallery yet. Located on the famous Parisian boulevard, just off the Avenue Montaigne, it is at the epicenter of fashion and luxury. You will pass through 20-foot gold glided gates that lead you down a hedge-lined decomposed granite pathway into a beautifully landscaped garden where we have built a freestanding RH Interior Design Studio. Opposite the Studio, you enter the Gallery through 18-foot bronze & brass doors flanked by trickling fountains, and encounter the dramatic atrium with ornate railings, scissor stairs, and a magnificent glass elevator connecting the six floors and two restaurants. While enjoying lunch or dinner from our curated menu of American classics at Le Jardin RH, located on the second-floor terrace overlooking the garden, you will be seated under a soaring curved glass atrium inspired by the Grand Palais, with a bar sculpted from and floating above a floor of rare white onyx. Le Petit RH will occupy the top floor and the rooftop where you can take in majestic views of the Eiffel Tower and Grand Palais while enjoying a creative menu of small bites, special caviar dishes and seafood towers while sipping a perfectly crafted cocktail or glass of Champagne. Our plan is to open RH Paris in early September to coincide with Maison et Objet, the premier interior design show in Europe that attracts design professionals from around the world.

When we assess the current business momentum across our existing Galleries, the upcoming openings of RH Paris, London and Milan, all in iconic locations over the next twelve months, I can honestly say, we have never been more excited or confident about the desirability of the RH brand globally.

Another topic we could not be more excited about is welcoming Lisa Chi back to Team RH as President, Co-Chief Merchandising & Creative Officer. Lisa is a proven creative and merchandising force in our industry as witnessed by the product transformation and brand elevation she led over the past four plus years at Arhaus in her role as Chief Merchandising Officer and prior as a consultant to the Company. Lisa will co-lead all merchandising and creative efforts with Eri Chaya, President, Co-Chief Merchandising & Creative Officer, and a member of the RH Board of Directors.

“EVERY DECADE OR SO, DARK CLOUDS WILL FILL THE ECONOMIC SKIES, AND THEY WILL BRIEFLY RAIN GOLD.” – Warren Buffett

While we expect a higher risk business environment this year due to the uncertainty caused by tariffs, market volatility, inflation risk, and an increasing level of global discord, we believe it’s important to separate the signal from the noise. The fact is, we’ve been operating in the worst housing market in almost 50 years. For context, in 1978 there were 4.09 million existing homes sold when the U.S. had a population of 223 million. Contrast that to 2024 where 4.06 million existing homes sold with a population of 341 million, and it illuminates just how depressed the housing market has been this past year.

Despite that fact, we are performing at a level most would expect in a robust housing market. We believe it’s a result of investing with a very narrow focus and a long-term view, or what we like to call, “An inch wide and a mile deep.” Elevating and expanding our platform by creating the most desired products presented in the most inspiring spaces in the world, with bespoke interior design services and beautiful restaurants that generate energy, engagement and tremendous awareness of the RH brand, while also serving as a profitable customer acquisition vehicle. Our intentions and attention to detail are reflected in everything we do, and in every house we turn into a home.

While our business has been strong, it has been so due to action versus inaction, innovating versus duplicating, investing versus divesting, and aggressively taking market share during this downturn so we are positioned to create long term strategic separation on the other side of it. We are investing in the most iconic global locations in retail that will likely never be replicated in our lifetimes. We are building a global hospitality company with multiple concepts across multiple countries. We are creating a global bespoke interior design business that regularly does million dollar plus full installations. We are building a global contract and hospitality business where our products are featured in some of the finest hotels and residential projects in the world, and we are creating the most desirable and distinguished brand in our industry all while forecasting an adjusted EBITDA margin of north of 20%. Imagine what our margins and cash flow might look like in a robust housing market, once we begin to cycle and leverage those investments?

While we began the year with meaningful debt, almost entirely due to our stock repurchases of $2.2 billion, we also began the year with incredible business momentum and meaningful assets. The assets include real estate that we believe has an estimated equity value of approximately $500 million, that we plan to monetize opportunistically as market conditions warrant, and excess inventory of $200 to $300 million at cost, that we plan to turn into cash over the next 12 to 18 months as we optimize our assortments post our product transformation.

2	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

We are forecasting to generate $250 to $350 million of free cash flow in 2025, and our plans also call for significant and growing cash flow from operations and lower capital requirements over the next several years as we cycle this aggressive investment period. We estimate that our adjusted capital expenditures will decrease to a range of $200 to $250 million in 2026, and $150 to $200 million in 2027 and beyond. We remain confident in our ability to make the necessary investments to continue our industry leading growth, while significantly reducing debt and lowering interest expense.

As Warren Buffett wrote in his 2016 letter to Berkshire Hathaway shareholders, “Every decade or so, dark clouds will fill the economic skies, and they will briefly rain gold. When downpours of that sort occur, it’s imperative that we rush outdoors carrying washtubs, not teaspoons.”

Our debt is reflective of a washtub bet on ourselves. We repurchased 60% of our outstanding shares that greatly benefited our long-term shareholders post the publishing of Mr. Buffett’s letter in 2016-2017 and repurchased 30% of the outstanding shares during this housing downturn in 2022-2023. In addition, we believe another washtub bet is to play offense in the current environment by increasing our membership discount from 25% to 30%. This incremental incentive will position us to capture increased market share and drive additional membership, which will serve us extremely well when the housing market recovers. While the sky in our sector has been darkened by inflation, interest rates, tariffs and global politics, those clouds will soon pass, and it will not only be clear skies, but also be clear that it was a good time to be a shareholder of RH.

RECIPROCAL TARIFFS

We have continued to shift sourcing out of China and expect receipts to decrease from 16% in Q1 to 2% in Q4, with a meaningful portion of the tariff absorbed by our vendor partners.

We have also resourced a significant portion of our upholstered furniture to our own North Carolina factory. We are now projecting that 52% of our upholstered furniture will be produced in the United States and 21% will be produced in Italy by the end of fiscal 2025.

While there remains uncertainty until the reciprocal tariff negotiations are complete, we have proven we are well positioned to compete favorably in any market conditions.

OUTLOOK

Despite the speculative and uncertain outcome related to tariffs and the macroeconomic environment, we are maintaining our current guidance for fiscal 2025, assuming the existing tariffs remain unchanged.

To mitigate risk, we are delaying the launch of the new concept that was planned for the second half of 2025 to the Spring of 2026 when there is more certainty regarding tariffs.

Additionally, due to the significant and unexpected Liberation Day Tariffs announced on April 2nd, shipments and resourcing efforts were disrupted globally. We believe the disruption will negatively impact revenues by approximately 6 points in the second quarter and will be recovered in the second half, which is reflected in our outlook below.

Fiscal Year 2025

Revenue Growth of 10% to 13%

Adjusted Operating Margin of 14% to 15%

Adjusted EBITDA Margin of 20% to 21%

Free Cash Flow of $250M to $350M

3	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Second Quarter 2025

Revenue Growth of 8% to 10%

Adjusted Operating Margin of 15.0% to 16.0%

Adjusted EBITDA Margin of 20.5% to 21.5%

The above outlook includes an approximate negative 180 basis point operating margin impact from investments and startup costs to support our international expansion.

“EVERY ACT OF CREATION IS FIRST AN ACT OF DESTRUCTION” – Pablo Picasso

We have worked hard to destroy the former version of ourselves and are in the process of unleashing what we believe is an exponentially more inspiring and disruptive RH brand. We believe the important investments we are making to elevate and expand our product and platform during this depressed housing cycle are creating a level of strategic separation in our industry that rivals the most important brands in the world.

OUR PRODUCT ELEVATION & EXPANSION PLANS FOR 2025

Our 2025 RH Outdoor Sourcebook arrived in homes early February with eight new furniture collections, an exciting new textiles offering, plus a significantly improved in-stock position to start the season versus a year ago. While the business started strong, we experienced a slowdown following the reciprocal tariffs. Due to the compressed peak selling season and the market becoming highly promotional, we responded by increasing our RH Membership discount to 35% for a limited time to maximize market share in this important category.

The introduction of our new RH Interiors Sourcebook arrived in homes mid-February. We’ve been pleased with the early response to the new collections despite what has been a volatile period post the tariff announcements.

Our RH Modern Sourcebook is in home this week with 18 new collections across furniture, upholstery, lighting, rugs and textiles. We are introducing a new design aesthetic, Japandi, harmonizing elements of Japanese serenity and Scandinavian simplicity.

As mentioned, we are delaying the launch of the significant new brand extension previously planned for the Fall of 2025 to the Spring of 2026, that we believe will meaningfully expand the market size and share of the RH brand. This new brand extension will include a Sourcebook and three freestanding Galleries in San Francisco, West Hollywood, and Greenwich, Connecticut. We will be sharing more details of this exciting new venture later this year.

OUR PLATFORM ELEVATION & EXPANSION PLANS FOR 2025

We continue to open the most inspiring and immersive physical experiences in our industry and some would say the world. Spaces that are a reflection of human design, a study of balance, symmetry and perfect proportions. Spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality. Spaces with garden courtyards, rooftop restaurants, wine and barista bars. Spaces that activate all of the senses, and spaces that cannot be replicated online.

Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion-dollar opportunity. Our Platform Elevation & Expansion plans for 2025 include:

The opening of 7 Design Galleries, with Oklahoma City and Montreal in the second quarter, plus Paris, Detroit, Manhasset, San Diego and Palm Desert in the second half.

We also plan to expand our brand presence in East Hampton this week, by opening a freestanding RH Outdoor Gallery and are exploring plans to further enhance our Design Ecosystem with a New Concept Gallery in the near future.

4	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

As previously communicated, we anticipate an inflection of our business in Europe as we begin to open in the important brand building markets of Paris in 2025, plus London and Milan in 2026, all with dramatic and brand building hospitality experiences. We believe post each opening we will begin to have the scale to support the necessary advertising investments to accelerate our growth in Europe.

Looking forward, we plan to accelerate our platform expansion strategy to include the opening of 7 to 9 new Galleries per year plus 2 to 3 Design Studios, Outdoor Galleries, or New Concept Galleries per year that increase our current presence in under-penetrated markets or open new markets to the RH brand.

“EVERY MOVEMENT HAS A LUNATIC FRINGE.” – Theodore Roosevelt

America’s first Nobel Prize winner. Commander of the legendary Rough Riders. Medal of Honor recipient. Promoter of the Conservation Movement. Leader of the Progressive Movement. Noted for his exuberant personality and ranked by scholars as one of our greatest presidents. Theodore “Teddy” Roosevelt proclaimed in his famous speech at the Sorbonne in Paris…

“It is not the critic who counts; not the man or woman who points out how the strong man stumbles, or where the doer of deeds could have done better. The credit belongs to the man or woman who is actually in the arena. Whose face is marred by dust and sweat and blood. Who strives valiantly. Who errs and comes up short again and again. Because there is no effort without error or shortcoming. But he or she who actually strives to do the deeds, who knows the great enthusiasms, the great devotions. Who spends himself in a worthy cause. Who at his best, knows in the end, the triumph of high achievement, and who at his worst, if he fails, as least fails while daring greatly. So his place shall never be with those cold and timid souls who know neither victory nor defeat.”

While our ambitions are not political, they are personal.

We remain inspired by the progressive thinkers, unafraid to push forward new ideas and fresh perspectives. It’s a culture of leadership versus follow-ship, innovation versus duplication, enlightenment versus ego. It’s believing none of us are smarter than all of us, that we need all the brains in the game and the egos out of the room. It’s about thinking until it hurts, until we can see what others can’t see, so we can do what others can’t do.

That’s how you transform a money losing Restoration Hardware store at Aventura Mall in Miami that did $2 million in annual sales into an RH Gallery that does $44 million in the exact same space with the exact same square footage. It’s also how we will transform that $44 million dollar legacy Gallery into a $100 million dollar plus RH Design Compound (a yet to be unveiled multi-building design resort of sorts) in the parking lot of the same shopping center.

We began this journey over 20 years ago with a vision of transforming a nearly bankrupt business that had a $20 million market cap and a box of Oxydol laundry detergent on the cover of its catalog into the leading luxury home brand in the world. The lessons and learnings, the insights and intricacies, the sacrifices made and scar tissue developed by getting knocked down 10 times and getting up 11 leads to the development of the mental and moral qualities that build character in individuals and form cultures in organizations. Lessons that can’t be learned in a classroom, or by managing a business, lessons that must be earned by building one.

Are we a part of the lunatic fringe?

If it means, as President Roosevelt said in his speech at the Sorbonne, that “our place shall never be with those cold and timid souls who know neither victory nor defeat,” then put us in that arena.

Onward Team RH.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

5	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Note:

Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise) and excludes exchanges, shipping fees and cancellations. Demand represents the demand generated from all of our businesses including RH Interiors, RH Modern, RH Contemporary, RH Outdoor, RH Baby & Child, RH TEEN, RH Contract, Membership, Dmitriy & Co, Joseph Jeup and Waterworks, as well as sales from RH Hospitality and RH Outlet.

Gallery demand included in this press release represents merchandise orders placed in the Gallery, as well as hospitality sales at the Gallery, if applicable, and includes Membership.

RH England online demand included in this press release represents merchandise orders placed by customers via our website with a shipping address within the United Kingdom, and includes Membership.

Comparable Galleries represent locations that have been open for at least 12 consecutive months as of the end of the reporting period and did not change square footage by more than 20% between periods.

6	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income (loss), adjusted diluted net income (loss) per share, free cash flow, adjusted free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and to adjust for the impact of income tax items related to such adjustments to our GAAP financial statements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

7	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, our expectations regarding the housing market and demand trends; our expectations regarding market share gains and our growth trajectory in comparison to other industry participants in 2025 and beyond; our plans regarding global expansion and the expected impact on our business including over the next decade; our beliefs around the desirability of the RH brand globally; our belief that aggressive investing during a downturn positions us to capitalize on certain long-term opportunities, and that such opportunities have begun to materialize; our expectations around the impact of monetary and foreign policy, and geopolitical instability on the housing market; our belief that our investments will create meaningful long-term value for our shareholders; our belief that our product transformation plans represent the most prolific product transformation and platform expansion in the history of our industry; our belief that we are creating the most desirable and distinguished brand in our industry; our beliefs in our ability to make appropriate investments to continue our industry leading growth, while significantly reducing debt and lowering interest expense; our beliefs and expectations around the impact of our Sourcebook mailing strategy in elevating our brand and business; our plans to capitalize on certain demand trends in connection with our Sourcebook mailing strategy, including the near-term benefits of our investment in the Sourcebook and the introduction of our 2025 RH Outdoor Sourcebook and RH Modern Sourcebook; our beliefs and expectations regarding our new brand extension in Spring 2026; our belief that our platform expansion plans represent a multi-billion dollar opportunity; our plans and expectations regarding the acceleration of platform expansion, including with respect to the openings of new Galleries, Design Studios, Outdoor Galleries and New Concept Galleries; our estimates of the equity value of our real estate assets; our plans and other statements relating to our global expansion efforts in Europe and the United Kingdom by opening Galleries in 2025 and 2026, including our expectations for growth in RH England and for inflection in our international business; our plans and expectations for RH England, RH Madrid, RH Paris, RH London and RH Milan; our expectations regarding business conditions in 2025 and beyond; our plans and beliefs around our online platform and website strategies, including the timing of such updates and intentions to file design patents on user interface and product presentation designs; our beliefs and plans to monetize our assets based upon market conditions and to convert excess inventory into cash; our beliefs around the risks associated with uncertainty surrounding trade policy, including our expectations regarding the potential effect of increased tariffs on our operations and financial condition; our plans to reposition our supply chain, including the timing of shifting sourcing out of China; our plans and expectations regarding our manufacturing capacity in the U.S. and abroad, including our projections for 2025; our plans and expectations regarding production of products in the U.S. and sourcing of products from production facilities located in the U.S.; our forecasts and outlook for fiscal 2025 including among other matters increased backlog, investments and startup costs to support our international expansion, demand growth, revenue growth, adjusted operating margin, adjusted EBITDA margin, and adjusted capital expenditures; our plan to open Design Galleries in every major market, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our beliefs with respect to the RH brand and our products; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our beliefs regarding the impact of our Galleries, interior design services, and hospitality experiences on our products; our plans and expectations regarding our hospitality efforts, including RH Guesthouses, RH Yountville, RH1 and RH2, our private jets, and RH3, our luxury yacht; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our plans and expectations regarding the launch of RH Residences; the entirety of our strategy coming to life digitally with The World of RH; our plans and expectations regarding the introduction of RH Media; our belief that our global expansion plans multiplies the market opportunity to $7 to $10 trillion; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “short-term,” “non-recurring,” “one-time,” “unusual,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Matters that we identify as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may, in fact, not be short term and may recur in one or more future financial reporting periods. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect, or that future developments affecting us will be those that we have anticipated. Our expectations around operating metrics and our outlook for future financial periods are inherently subject to risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from projections. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; negative publicity; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the

8	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products; risks related to the operations of our vendors; risks related to tariffs; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission (“SEC”), and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we made it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto, whether as a result of new information or any changes in the events, conditions or circumstances on which any such forward-looking statement is based except as required by law. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.

9	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	% OF NET	MAY 4,	% OF NET
	2025	REVENUES	2024	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$813,952	100.0%	$726,960	100.0%
Cost of goods sold	458,619	56.3	410,922	56.5
Gross profit	355,333	43.7	316,038	43.5
Selling, general and administrative expenses	299,422	36.8	261,375	36.0
Operating income	55,911	6.9	54,663	7.5
Other expenses
Interest expense—net	56,603	6.9	56,772	7.8
Other (income) expense—net	(3,653)	(0.4)	1,165	0.2
Total other expenses	52,950	6.5	57,937	8.0
Income (loss) before income taxes and equity method investments	2,961	0.4	(3,274)	(0.5)
Income tax expense (benefit)	3,127	0.4	(2,091)	(0.3)
Loss before equity method investments	(166)	(0.0)	(1,183)	(0.2)
Share of equity method investments (income) loss—net	(8,205)	(1.0)	2,442	0.3
Net income (loss)	$8,039	1.0%	$(3,625)	(0.5)%
Weighted-average shares used in computing basic net income (loss) per share	18,729,005		18,324,454
Basic net income (loss) per share	$0.43		$(0.20)
Weighted-average shares used in computing diluted net income (loss) per share	19,913,234		18,324,454
Diluted net income (loss) per share	$0.40		$(0.20)

T-1	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MAY 3,	FEBRUARY 1,
	2025	2025

	(in thousands)
ASSETS
Cash and cash equivalents	$46,084	$30,413
Merchandise inventories	1,007,843	1,019,591
Other current assets	226,006	241,327
Total current assets	1,279,933	1,291,331
Property and equipment—net	1,905,097	1,883,176
Operating lease right-of-use assets	654,978	617,103
Goodwill and intangible assets—net	220,052	217,061
Equity method investments	122,951	126,909
Other non-current assets	467,245	419,109
Total assets	$4,650,256	$4,554,689
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable and accrued expenses	$398,330	$413,406
Deferred revenue and customer deposits	346,394	291,815
Other current liabilities	189,370	199,905
Total current liabilities	934,094	905,126
Asset based credit facility	185,000	200,000
Term loan B—net	1,898,954	1,903,144
Term loan B-2—net	467,843	468,019
Real estate loans—net	15,441	15,524
Non-current operating lease liabilities	610,053	573,468
Non-current finance lease liabilities	625,463	630,655
Other non-current liabilities	24,176	22,342
Total liabilities	4,761,024	4,718,278
Stockholders’ deficit	(110,768)	(163,589)
Total liabilities and stockholders’ deficit	$4,650,256	$4,554,689

T-2	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,039	$(3,625)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	34,140	31,249
Depreciation and amortization	35,236	30,827
Stock-based compensation expense	12,374	10,544
Share of equity method investments (income) loss—net	(8,205)	2,442
Distribution of return on equity method investment	4,630	—
Other non-cash items	2,471	2,759
Change in assets and liabilities:
Merchandise inventories	18,010	(48,324)
Prepaid expense and other assets	1,273	15,404
Landlord assets under construction—net of tenant allowances	(17,800)	(8,782)
Accounts payable and accrued expenses	(10,300)	40,520
Deferred revenue and customer deposits	53,541	32,873
Other changes in assets and liabilities	(46,768)	(49,757)
Net cash provided by operating activities	86,641	56,130
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(52,565)	(66,261)
Equity method investments	(374)	(2,682)
Distribution of return of equity method investment	7,916	—
Other investing activities	(19)	—
Net cash used in investing activities	(45,042)	(68,943)
CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under asset based credit facility	(15,000)	—
Repayments under term loans	(6,250)	(6,250)
Principal payments under finance lease agreements—net of tenant allowances	(6,464)	(4,496)
Other financing activities	712	1,830
Net cash used in financing activities	(27,002)	(8,916)
Effects of foreign currency exchange rate translation on cash	1,074	(172)
Net increase (decrease) in cash and cash equivalents	15,671	(21,901)
Cash and cash equivalents
Beginning of period	30,413	123,688
End of period	$46,084	$101,787

T-3	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(in thousands)
Net cash provided by operating activities	$86,641	$56,130
Capital expenditures	(52,565)	(66,261)
Free cash flow(1)	$34,076	$(10,131)
(1)	Free cash flow is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define free cash flow as net cash provided by operating activities less capital expenditures. Free cash flow is included in this shareholder letter because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-4	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(in thousands)
Capital expenditures	$52,565	$66,261
Landlord assets under construction—net of tenant allowances	17,800	8,782
Adjusted capital expenditures(1)(2)	$70,365	$75,043
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(2)	Landlord tenant allowances received subsequent to lease commencement are reflected as a reduction to principal payments under finance lease agreements—net of tenant allowances within financing activities on the condensed consolidated statements of cash flows and are excluded from our calculation of adjusted capital expenditures. We received landlord tenant allowances subsequent to lease commencement of $1.4 million in the three months ended May 3, 2025. We did not receive any such tenant allowances in the three months ended May 4, 2024.

T-5	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(in thousands)
GAAP net income (loss)	$8,039	$(3,625)
Adjustments (pre-tax):
Selling, general and administrative expenses:
Non-cash compensation(1)	851	1,947
Legal settlements—net(2)	—	(9,375)
Subtotal adjusted items	851	(7,428)
Impact of income tax items(3)	1,907	1,280
Share of equity method investments (income) loss—net(4)	(8,205)	2,442
Adjusted net income (loss)(5)	$2,592	$(7,331)
(1)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(2)	Represents favorable legal settlements received of $10 million, partially offset by costs incurred in connection with one of the matters.
(3)	We exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income (loss), (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent. The adjustments for the three months ended May 3, 2025 and May 4, 2024 are based on adjusted tax rates of 32.0% and 31.5% respectively.
(4)	Represents our proportionate share of the net (income) loss of our equity method investments. The adjustment in the three months ended May 3, 2025 includes a capital distribution of $7.9 million from an Aspen LLC.
(5)	Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income (loss) is included in this shareholder letter because our senior leadership team believes that adjusted net income (loss) provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income (loss) is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-6	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO
ADJUSTED DILUTED NET INCOME (LOSS) PER SHARE

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024(1)
Diluted net income (loss) per share	$0.40	$(0.20)
Per share impact of adjustments (pre-tax)(2):
Non-cash compensation	0.04	0.11
Legal settlements—net	—	(0.51)
Subtotal adjusted items	0.04	(0.40)
Impact of income tax items(2)	0.10	0.07
Share of equity method investments (income) loss—net(2)	(0.41)	0.13
Adjusted diluted net income (loss) per share(3)	$0.13	$(0.40)
(1)	For the three months ended May 4, 2024, we recorded a GAAP net loss and an adjusted net loss. As a result, the weighted-average shares used to calculate GAAP and adjusted diluted net loss per share are the same as there is no adjustment to the share count.
(2)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(3)	Adjusted diluted net income (loss) per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income (loss) per share as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our diluted share count. Adjusted diluted net income (loss) per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income (loss) per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income (loss) per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-7	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(dollars in thousands)
Selling, general and administrative expenses	$299,422	$261,375
Non-cash compensation(1)	(851)	(1,947)
Legal settlements—net(1)	—	9,375
Adjusted selling, general and administrative expenses(2)	$298,571	$268,803
Net revenues	$813,952	$726,960
Selling, general and administrative expenses margin(3)	36.8%	36.0%
Adjusted selling, general and administrative expenses margin(3)	36.7%	37.0%
(1)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by net revenues and use this non-GAAP financial measure for the same reasons we use adjusted selling, general and administrative expenses.

T-8	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(dollars in thousands)
Net income (loss)	$8,039	$(3,625)
Interest expense—net	56,603	56,772
Other (income) expense—net	(3,653)	1,165
Income tax expense (benefit)	3,127	(2,091)
Share of equity method investments (income) loss—net	(8,205)	2,442
Operating income	55,911	54,663
Non-cash compensation(1)	851	1,947
Legal settlements—net(1)	—	(9,375)
Adjusted operating income(2)	$56,762	$47,235
Net revenues	$813,952	$726,960
Operating margin(3)	6.9%	7.5%
Adjusted operating margin(3)	7.0%	6.5%
(1)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by net revenues and use this non-GAAP financial measure for the same reasons we use adjusted operating income. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-9	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(dollars in thousands)
Net income (loss)	$8,039	$(3,625)
Depreciation and amortization	35,236	30,827
Interest expense—net	56,603	56,772
Income tax expense (benefit)	3,127	(2,091)
EBITDA(1)	103,005	81,883
Non-cash compensation(2)	12,374	10,544
Capitalized cloud computing amortization(3)	2,916	2,471
Share of equity method investments (income) loss—net(4)	(8,205)	2,442
Other (income) expense—net(5)	(3,653)	1,165
Legal settlements—net(4)	—	(9,375)
Adjusted EBITDA(1)	$106,437	$89,130
Net revenues	$813,952	$726,960
Net income (loss) margin(6)	1.0%	(0.5)%
EBITDA margin(7)	12.7%	11.3%
Adjusted EBITDA margin(7)	13.1%	12.3%
(1)	EBITDA and adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Represents amortization associated with capitalized cloud computing costs.
(4)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(5)	Amounts consisted of the following in each period:

	THREE MONTHS ENDED
	MAY 3,	MAY 4,
	2025	2024

	(in thousands)
Foreign exchange from transactions(a)	$(370)	$945
Foreign exchange from remeasurement of intercompany loans(b)	(3,283)	220
Other (income) expense—net	$(3,653)	$1,165

T-10	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(a)	Represents net foreign exchange gains and losses related to exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to the euro and pound sterling.
(b)	Represents remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom.
(6)	We define net income (loss) margin as net income (loss) divided by net revenues.
(7)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues. We use these non-GAAP financial measures for the same reasons we use EBITDA and adjusted EBITDA. We are not able to provide a reconciliation to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-11	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME

TO TRAILING TWELVE MONTHS EBITDA AND

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

TRAILING TWELVE MONTHS
MAY 3, 2025
(in thousands)
Net income	$84,076
Depreciation and amortization	134,600
Interest expense—net	230,432
Income tax expense—net	10,017
EBITDA(1)	459,125
Non-cash compensation(2)	46,015
Asset impairments(3)	36,071
Capitalized cloud computing amortization(4)	11,462
Reorganization related costs(5)	4,423
Share of equity method investments loss—net(6)	733
Other income—net(7)	(1,423)
Adjusted EBITDA(1)	$556,406

(1)	Refer to footnote (1) within table titled “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.”
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Includes $19 million of asset impairment for our two Design Galleries in Germany, $17 million of asset impairment for property and equipment of Galleries under construction and $1.0 million of asset impairment related pre-acquisition costs related to an unsuccessful joint venture arrangement.
(4)	Represents amortization associated with capitalized cloud computing costs.
(5)	Represents severance costs and related payroll taxes associated with a reorganization.
(6)	Represents our proportionate share of the net loss of our equity method investments.
(7)	Represents exchange rate changes affecting foreign currency denominated transactions and from the remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom.

T-12	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

	MAY 3,	INTEREST
	2025	RATE(1)
	(dollars in thousands)
Asset based credit facility	$185,000	5.92%
Term loan B(2)	1,930,000	6.94%
Term loan B-2(2)	487,500	7.67%
Notes payable for share repurchases	315	4.14%
Total debt(3)	2,602,815
Cash and cash equivalents	(46,084)
Total net debt(3)	$2,556,731
Trailing twelve months adjusted EBITDA(4)	$556,406
Ratio of total net debt to trailing twelve months adjusted EBITDA(4)	4.6
(1)	Interest rates for the Term loan B and Term loan B-2 are as of May 3, 2025. Interest rates for the asset based credit facility and notes payable for share repurchases represent the weighted-average interest rate as of May 3, 2025.
(2)	Amounts exclude discounts upon original issuance and third-party offering and debt issuance costs.
(3)	Excludes non-recourse real estate loans of $18 million, which are secured by specific real estate assets and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-13	FIRST QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER